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                                                                     EXHIBIT 4.2

           FIRST AMENDMENT TO ASSET BASED LOAN AND SECURITY AGREEMENT

         THIS FIRST AMENDMENT TO ASSET BASED LOAN AND SECURITY AGREEMENT, dated as of ____________, 1999 ("First Amendment") is entered into by and between MAZEL STORES, INC. ("Stores") an Ohio corporation, and ODD-JOB ACQUISITION CORP. ("Odd-Job"), a Delaware corporation, HIA TRADING ASSOCIATES, a New York General Partnership, jointly and severally ("Borrower"), whose mailing address is 31000 Aurora Road, Solon, Ohio 44139, and THE PROVIDENT BANK ("Agent"), an Ohio banking corporation, whose mailing address is 1111 Superior Avenue, Cleveland, Ohio 44114-2522, LASALLE BANK NATIONAL ASSOCIATION ("LaSalle"), a national banking association whose mailing address is 135 South LaSalle Street, Chicago, Illinois 60603, and NATIONAL CITY BANK ("NCB," and together with Agent and LaSalle,"Lenders"), a national banking association whose mailing address is National City Center, P.O. Box 5756 Loc. 2104, Cleveland, Ohio 44101-0756.

                              W I T N E S S E T H:
                               -------------------

         WHEREAS, Borrower and the Lenders are parties to that certain Asset Based Loan and Security Agreement dated as of March 10, 1998 (hereinafter the "Original Agreement");

         WHEREAS, Borrower and the Lenders have agreed to amend the Original Agreement in order to modify certain terms, provisions, definitions and covenants contained in the Original Agreement all upon the terms and conditions set forth in this First Amendment.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the Borrower and the Lenders agree as follows:

SECTION 1. AMENDMENT TO SECTION 2 - LOANS AND INTEREST.

         A. Subsection 2.1(a) of the Original Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

         (a) Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties contained herein, each Lender severally agrees to make Advances to or for the account of Borrower in the form of loans to the Borrower in an aggregate amount not to exceed the lesser of
                  (i) the amount of such Lender"s Revolving Credit Commitment, minus the lesser of (A) the aggregate face amount such Lender"s LC Exposure or (B) the Available Draw under such Lender"s LC Exposure or (ii) such Lender"s Ratable portion of the Borrowing Base, minus the lesser of (E) the aggregate face amount such Lender"s LC Exposure or (F) the Available Draw under such Lender"s LC Exposure (the lesser of (i) or (ii) being referred to hereinafter as the "Maximum Loan Amount").

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                  Agent reserves the right to modify, in its reasonable
                  discretion, subject to Section 11.21 herein, the advance rates stated in the definition of "Borrowing Base" upon ninety (90) days prior notice to Borrower. Should the outstanding amount of Loans at any time exceed the Maximum Loan Amount, Borrower shall on demand immediately repay such excess amount. Each Lender"s loan pursuant to this Section 2.1 shall be evidenced by a properly executed promissory note in the form of Exhibit C ("Revolving Loan Note"), with all blanks appropriately filled in.

SECTION 2.  AMENDMENT TO SECTION 5 - AFFIRMATIVE COVENANTS.

         A. Subsection 5.15(d) of the Original Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

         (d) A ratio of Indebtedness owing to the Lenders to EBITDA at all times not more than: (i) for fiscal quarters ending closest to October 31, 4.25 to 1.0, and (ii) for all other fiscal quarters, 4.0 to 1.0. This covenant shall be tested quarterly.

         B. Section 5.19 of the Original Agreement are hereby deleted in its entirety and the following inserted in lieu thereof:

                  5.19 LANDLORD WAIVER AND CONSENT AGREEMENTS. The Borrower agrees to use its best efforts to cause all the owners and/or landlord"s of retail store locations (i) leased by Borrower on or after August 1, 1999, and (ii) which have their leases renewed on or after August 1, 1999 to execute landlord waiver and consent agreements in form acceptable to Agent, within sixty (60) days from the date such retail store location is occupied or such lease is renewed.

SECTION 3.  AMENDMENT TO SECTION 6 - NEGATIVE COVENANTS.

         A. Section 6.13 of the Original Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

                  6.13 CAPITAL EXPENDITURES. Borrower shall not expend funds or accrue expense for any machinery, equipment, real or personal property or any other type of property including leasehold improvements, whether through direct purchases and capitalized lease obligations, in excess of Thirteen Million Dollars ($13,000,000.00) in the aggregate during fiscal year-end January, 2000, and an aggregate amount not to exceed fifty percent (50%) of EBITDA in any fiscal year thereafter. The capital expense limits contained herein are subject to the continued compliance by the Borrower (prior to and after giving effect to the expenditure) with the covenants and obligations herein. Borrower shall be permitted to carry-forward as an additional capital expense allowance the amount of any unexpended portion of the capital expense limitation which had been designated for scheduled capital expenditures.


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SECTION 4. FEES AND EXPENSES.

         In consideration of the modifications set forth herein, Borrower shall pay all out-of-pocket fees and expenses incurred by the Lenders in connection with the preparation, negotiation, execution and delivery of this First Amendment and the agreements, documents and instruments executed in connection therewith, including, without limitation, legal fees and other costs and expenses of the Agent.

SECTION 5.  REFERENCES.

         On and after the Effective Date of this First Amendment each reference in the Original Agreement to "this Agreement", "hereunder", "hereof", "thereof" and each reference to the Original Agreement in any of the other Loan Documents shall mean and refer to the Original Agreement, as amended by this First Amendment. All references to exhibits or schedules in the Original Agreement shall be deemed to refer to the exhibits or schedules attached hereto. The Original Agreement, as amended by this First Amendment, is and shall continue to be in full force and effect and is hereby and in all respects ratified and confirmed. Except as amended by this First Amendment, all of the terms, conditions and provisions of the Original Agreement are incorporated herein by reference and Borrower agrees to be bound by all of the terms and conditions of the Original Agreement as amended by this First Amendment. The Loan Documents executed in connection with the Original Agreement shall remain in full force and effect in all respects as if the unpaid balance of the principal outstanding, together with interest accrued thereon, had originally been payable and secured as provided for therein, as amended from time to time and as modified by this First Amendment. Nothing herein shall affect or impair any rights and powers which Lenders may have under the Original Agreement and any and all related Loan Documents.

SECTION 6.  APPLICABLE LAW.

         This First Amendment shall be deemed to be a contract under the laws of the State of Ohio, and for all purposes shall be construed in accordance with the laws of the State of Ohio.

SECTION 7.  COUNTERPARTS; CONFLICTS.

         This First Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any one of the parties hereby may execute this First Amendment by signing any such counterpart. In the event of any ambiguity of conflict between the terms, conditions, or provisions of the Original Agreement and this First Amendment, the terms, conditions and provisions of this First Amendment will control.

SECTION 8.  EFFECTIVE DATE.

         This First Amendment shall be effective as of __________, 1999 ("Effective Date").


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SECTION 9.  MISCELLANEOUS.

         A. In consideration of this First Amendment, Borrower hereby releases and discharges Lenders and their shareholders, directors, officers, employees, attorneys, affiliates and subsidiaries from any and all claims, demands, liability and causes of action whatsoever, now known or unknown, arising prior to the Effective Date of this First Amendment out of or in any way related to the extension or administration of the obligations, liabilities, and indebtedness of Borrower to Lenders, the Original Agreement or any mortgage or security interest related thereto.

         B. Borrower and Lenders hereby agree to extend all liens and security interests securing the obligations, liabilities, and indebtedness of Borrower to Lenders, until said obligations, liabilities, and indebtedness, as modified herein, and any and all related promissory notes have been fully paid. The parties hereto further agree that this First Amendment shall in no manner affect or impair the liens and security interests evidenced by the Original Agreement and/or any other instruments evidencing, securing or related to the obligations, liabilities, and indebtedness. Borrower hereby acknowledges that all liens and security interests securing the obligations, liabilities, and indebtedness of Borrower to Lenders are valid and subsisting.

         C. Borrower covenants and agrees (i) to pay the balance of any principal, together with all accrued interest, as specified above in connection with any promissory note executed and evidencing any indebtedness incurred in connection with the Original Agreement, as modified by this First Amendment, and
                  (ii) to perform and observe covenants, agreements, stipulations and conditions on its part to be performed hereunder or under the Original Agreement and all other related Loan Documents executed in connection herewith or therewith.

         D. Borrower hereby declares and certifies to Lenders that as of the Effective Date of this First Amendment, except as previously reported to Lenders in writing or except as waived in connection herewith, no Event of Default exists under the Original Agreement, as amended by this First Amendment, nor shall any event have occurred which, with the giving of notice or the passage of time, or both, would constitute an Event of Default. Borrower hereby declares that Borrower has no set offs, counterclaims, defenses or other causes of action against Lenders arising out of the Original Agreement or any related loan documents, and to the extent any such set offs, counterclaims, defenses or other causes of action may exist, whether known or unknown, such items are hereby waived by Borrower.

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         E.       Borrower hereby represents and warrants to Lenders that (a)
                  Borrower has the legal power and authority to execute and deliver this First Amendment; (b) the officials executing this First Amendment have been duly authorized to execute and deliver the same and bind Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by Borrower and the performance and observance by Borrower of the provisions hereof do not violate or conflict with the organizational agreements of Borrower or any law applicable to Borrower or result in a breach of any provisions of or constitute a default under any other agreement, instrument or document binding upon or enforceable against Borrower; and (d) this First Amendment constitutes a valid and binding obligation upon Borrower in every respect.

SECTION 10. MUTUAL WAIVER OF JURY TRIAL.

         AS A SPECIFICALLY BARGAINED INDUCEMENT FOR THE LENDERS TO EXTEND CREDIT TO BORROWER AND FOR BORROWER TO BORROW FROM LENDERS, AND AFTER HAVING THE OPPORTUNITY TO CONSULT COUNSEL, BORROWER HEREBY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO THIS FIRST AMENDMENT OR THE OTHER LOAN DOCUMENTS OR ARISING IN ANY WAY FROM THE LOANS OR OTHER OBLIGATIONS UNDER THE LOAN DOCUMENTS.



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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers.

AGENT,
LETTER OF CREDIT LENDER, AND
LENDER:

                 THE PROVIDENT BANK

By:
                 -------------------------------
                 John R. Mirlisena, Jr.
                 Senior Vice President

LENDER:

                 NATIONAL CITY BANK          LASALLE BANK
                                             NATIONAL ASSOCIATION

By:                                          By:
                 --------------------------     -----------------------
                 Gregory M. Jelinek             Name: Henry J. Munez
                 Senior Vice President          Its:  Assistant Vice President

BORROWER:

        HIA TRADING ASSOCIATES                MAZEL STORES, INC.
        a New York general partnership        a Delaware corporation

By:     ODD-JOB ACQUISITION CORP.,            By:       ________________________
         a Delaware corporation               Name:     ________________________
                                              Its:      ________________________
By:        __________________________
Name:      __________________________         ODD-JOB ACQUISITION CORP.,
Its:       __________________________          a Delaware corporation

                                               By:       _______________________
                                               Name:     _______________________
                                               Its:      _______________________

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